Leuthold Funds, Inc. 485BPOS

Exhibit (a)(xiii)

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

LEUTHOLD FUNDS, INC.

The undersigned officers of Leuthold Funds, Inc. (the “Company”), a corporation duly organized and existing under the Maryland General Corporation Law (the “MGCL”), do hereby certify:

FIRST: That the name of the Company is Leuthold Funds, Inc.

SECOND: That the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

THIRD: That the charter of the Company (the “Charter”) is hereby amended to change the designation of the Class Common Stock to “Class C Common Stock (Leuthold Grizzly Short Fund)”.

FOURTH: The foregoing amendment to the Charter does not increase the authorized stock of the Company and does not change the preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Company.

FIFTH: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Company and is limited to a change expressly authorized by Section 2-605 of the MGCL to be made without action by the stockholders.

SIXTH: The foregoing amendment to the Charter shall be effective as of January 31, 2023.

[Signatures follow on next page.]

Signature Page

IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles of Amendment hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

Dated this 26th day of January, 2023.

LEUTHOLD FUNDS, INC.

By:	/s/ John C. Mueller
John C. Mueller, President

Attest:	/s/ Glenn R. Larson
Glenn R. Larson, Secretary and Treasurer

Signature Page